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                                                                  Exhibit 99-2


              HUAYANG INTERNATIONAL BUILDING OFFICE LEASE AGREEMENT

      LESSOR: Huayang Industry & Commerce Group Co., Ltd. (hereinafter referred to as Party A)

LEGAL REPRESENTATIVE: Gao Wanjun
LEGAL ADDRESS: A3 No. 386 Qingnian Street, Heping District, Shenyang

LEASEE:                          (hereinafter referred to as Party B)
LEGAL REPRESENTATIVE:
LEGAL ADDRESS:
TELEPHONE:
I.D.  NO.:

In accordance with the Economic Contract Laws of the People's Republic of China, Party A and Party B have entered into this agreement on office lease through friendly negotiations.

I. THE LOCATION, UNIT AND AREA OF THE LEASED OFFICE
Party A agrees to lease its office to Party B, which is numbered , located on the floor , tower A, Huayang International Building, with a floor area of square meters. The building is situated at 386 Qingnian Street, Heping District, Shenyang.

II. LEASING PERIOD
The leasing period is    years, commencing on             and ending on        .

III. RENT AND OTHER COSTS (IN RMB YUAN ) AND THE MODE OF PAYMENT
1. The annual rent is _______. Party B shall pay to Party A 1,000 yuan as deposit on the date of signature of this agreement, and pay two months' deposit and first rent within one week before occupying the office (the deposit is to be calculated as rent).
2. Water, property management fee and central heating fees are included in the rent.
3. Electricity and phone bills are to be borne by Party B.
4. Mode of Payment: to de agreed upon in supplementary clauses.

IV. OBLIGATIONS AND RESPONSIBILITIES OF PARTY A
1. To provide the leased office to party B in a timely manner.
2. To carry out periodic check of the leased office and its facilities, make sure that Party B can use it in a safe and normal way.
3. Not to terminate the Agreement unilaterally within the validity of this Agreement.

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4. Party A has the right to revoke the leased office if any of the following circumstances occurs:
a. Party B re-leases, transfers, contributes as a stake, share or trade the leased office or has done anything that infringes upon Party A's ownership of its office.
b. Party B engaged in illegal activities in the leased office and violated public interests.
c. Party B delayed paying the rent exceeding 30 days.

V. OBLIGATIONS AND RESPONSIBILITIES OF PARTY B
1. Party B shall not change the structure and function of the office.
2. Party B shall not terminate the agreement unilaterally.
3. Party B shall sign a Property Management Agreement with Party A stating that Party A shall observe this Agreement and the rules and regulations promulgated by the building's Property Management company.
4. Party shall take care of and protect the facilities in the leased office. And Party B shall indemnify Party A against losses owing to Party B's fault.
5. Party B shall pay the rent and a penalty on 0.1 % daily basis if Party B does not pay the rent in time.
6. Party B shall renew or cancel the lease 10 days before this agreement ends. If Party B does not want to renew the lease, it shall keep the office tidy as when the lease starts. Deposit shall be returned after Party A inspects and accepts the office.

VI. FORCE MAJEURE
If Force Majeure specified in the law makes it impossible to implement this Agreement, Party B shall not claim to Party A and this Agreement shall automatically end.

VII. ATTACHMENT AND SUPPLEMENT
1. Both parties shall negotiate anything that is not covered in this Agreement. Any supplementary clauses or agreement shall be deemed as indivisible parts of this agreement and have the same legal effect as this Agreement.
2. This agreement is in quadruplicate, and takes immediate effect once signed and chopped by both parties.

 SUPPLEMENTARY CLAUSES:

 PARTY A: Huayang Industry & Commerce Group Co., Ltd.
 REPRESENTED BY:
 DATE:

 PARTY B:
 REPRESENTED BY:

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 DATE:

LEASING PERIOD:        FROM                 TILL

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